Unanimous Written Consent To Action Without Meeting Of
The Board Of Directors Of
STRIKER OIL & GAS, INC.

Pursuant to the Nevada Revised Statutes, the undersigned, being all of the directors of Striker Oil & Gas, Inc., a Nevada corporation (the “Company”), do hereby consent that the following resolutions are deemed to be adopted to the same extent and to have the same force and effect as if adopted by unanimous vote at a formal meeting of the Board of Directors of the Company duly called and held for the purpose of adopting and acting upon such resolutions:

WHEREAS, the board of directors and shareholders adopted a 2007 employee stock compensation plan (the “2007 Plan”);

NOW, THEREFORE, BE IT RESOLVED, that the board of directors instructs, authorizes, and directs the President to reserve and set aside for issuance 1,600,000 shares of the Company’s common stock to be issued pursuant to the 2007 Plan; and

RESOLVED FURTHER, the Directors direct the officers to take any and all action necessary (including effecting necessary SEC filings complying with federal securities laws) in order to register the shares underlying the Company’s 2007 Plan.

RESOLVED, that the appropriate officers of the Company be, and each of them hereby is, empowered, directed and authorized to do and perform, or cause to be done and performed, all such acts, deeds and things, and to make, execute and deliver, or cause to be made, executed, and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company or otherwise as such officers may deem necessary or appropriate in order to effectuate or carry out fully the purpose and intent of each and all the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned, being the board of directors of the Company does hereby execute this consent effective as of the 30th day of April, 2008.

DIRECTORS:

/S/ Robert G. Wonish                                                                       /S/ Kevan Casey
Robert G. Wonish                                                                                                     Kevan Casey